UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 1, 2007

House of Taylor Jewelry, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-25377 (Commission File Number)	33-0805583 (IRS employer identification no.)
9200 Sunset Blvd. Suite 425 West Hollywood, California	90069
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(310) 860-2660

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01    Financial Statements and Exhibits.

On November 1, 2007, House of Taylor Jewelry, Inc. issued a press release announcing that it had received a notice on October 29, 2007 from The Nasdaq Stock Market (the “Nasdaq Notice”) indicating that the Company is not in compliance with the minimum bid price requirement for continued listing set forth under Nasdaq Marketplace Rule 4320(e)(2)(E)(ii) (the “Minimum Bid Price Rule”).  Under the rules set forth by the Nasdaq Listing Qualifications Department, issuing this notice is customary practice when a Nasdaq quoted company's closing price has been less than $1.00 per share for 30 consecutive trading days. According to the Nasdaq Notice, the Company has 180 calendar days, or until April 28, 2008, to regain compliance.  If, at any time before April 28, 2008, the bid price of the Company’s stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq staff will provide written notification that the Company complies with the Minimum Bid Price Rule.  If compliance with the Rule cannot be demonstrated by April 28, 2008, Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not then eligible for an additional compliance period, Nasdaq staff will provide written notification that the Company’s securities will be delisted. In that event and at that time, the Company may appeal that Nasdaq staff determination to a Nasdaq Listing Qualifications Panel.

 (c) Exhibits

Exhibit No.	Description
16.1	Press Release dated November 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2007	House of Taylor Jewelry, Inc.
/s/ Bob Rankin
Bob Rankin, Chief Financial Officer

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